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                                                                    EXHIBIT 8.2

                      [LETTERHEAD OF SULLIVAN & CROMWELL]

                                                                  JUNE 30, 1998

Ladies and Gentlemen:

  We have acted as counsel to Alumax Inc. ("Alumax") in connection with the planned merger (the "Merger") of Alumax with and into AMX Acquisition Corp. ("AMX"), pursuant to the Agreement and Plan of Merger, dated as of March 8, 1998, among Aluminum Company of America ("Alcoa"), AMX and Alumax (the "Merger Agreement"). Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

  For purposes of this opinion, we have examined the (1) Merger Agreement, (2) the Registration Statement on Form S-4, dated June 30, 1998, filed by Alcoa with the Securities and Exchange Commission (the "Registration Statement"), including the proxy statement/prospectus of Alumax and Alcoa (the "Proxy Statement/Prospectus") contained therein, (3) the representations made to us in letters from each of Alumax, AMX and Alcoa and (4) such other matters as we have deemed necessary or appropriate for purposes of rendering this opinion.

  In connection with this opinion, we have assumed, with your consent, that
(1) the Merger will be effected in accordance with the Merger Agreement and in the manner described in the Proxy Statement/Prospectus; (2) the representations made to us by each of Alcoa, AMX and Alumax are true and complete when made and will be true and complete as of the Effective Time; and
(3) the fair market value of the stock consideration provided in the Merger will be at least 40% of the fair market value of the total consideration received by the shareholders of Alumax pursuant to the Offer and the Merger and thus, that on the closing date of the Merger, the fair market value of each share of Alcoa Common Stock will be at least approximately $50.

  On the basis of the foregoing, and our consideration of such other matters as we have considered necessary, we hereby confirm to you that our opinion is as set forth under the caption "The Merger--Material U.S. Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "The Merger--Material U.S. Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          Sullivan & Cromwell